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                                                                     EXHIBIT 3.1

                            FLOWERS INDUSTRIES, INC.

                    THIRD RESTATED ARTICLES OF INCORPORATION


         On March 19, 1999, the Board of Directors of Flowers Industries, Inc. approved and adopted the following Third Restated Articles of Incorporation pursuant to Second 14-2-1007 of the Georgia Business Corporation Code:

         FIRST. The name of the corporation is FLOWERS INDUSTRIES, INC.

         SECOND. The total number of shares of stock which the corporation shall have the authority to issue is Three Hundred Fifty Million Two Hundred Sixty Thousand (350,260,000) shares; of which stock Ten Thousand Four Hundred Sixty-Seven (10,467) shares of the par value of One Hundred Dollars ($100.00) each, amounting in the aggregate to One Million Forty-Six Thousand Seven Hundred Dollars ($1,046,700), shall be preferred stock convertible into common stock; and of which Two Hundred Forty-Nine Thousand Five Hundred Thirty-Three (249,533) shares of the par value of One Hundred Dollars ($100.00) each, amounting in the aggregate to Twenty-Four Million Nine Hundred Fifty-Three Thousand Three Hundred Dollars ($24,953,300), shall be preferred stock which may be made convertible or non-convertible in the discretion of the Board of Directors when such preferred stock is issued; and of which Three Hundred Fifty Million (350,000,000) shares of the par value of Sixty-Two and One-Half Cents ($.625) each, amounting in the aggregate to Two Hundred Eighteen Million Seven Hundred Fifty Thousand Dollars ($218,750,000) shall be common stock. Each share of common stock shall be entitled to one (1) vote.

         No holder of shares of any class of the stock of the corporation shall have preemptive rights, and the corporation shall have the right to issue and to sell to any person or persons any shares of its stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of shares of any class of stock of the corporation.

         Further designations and powers, preferences and rights and qualifications, limitations or restrictions shall be determined by the Board of Directors as follows:

         It is expressly granted to the Board of Directors of the corporation, pursuant to the authority vested in it hereby, in this, the corporation's Third Restated Articles of Incorporation, to issue the above-described preferred stock in classes and in one or more series within each class, which classes or series may receive dividends or no dividends and have such designations, preferences and relative, participating, option, or other special rights and qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time. The preferred stock shall have such voting powers, full or limited, or no voting powers, as the Board of Directors may determine. The Board of Directors may determine, in their discretion, whether or not the Two Hundred Forty-Nine Thousand Five Hundred Thirty-Three (249,533) shares of preferred stock, which is not presently designated as convertible, shall be convertible into common stock or into any other securities of the corporation. The Board of Directors, in resolutions providing


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for the issuance of said stock, shall have all of the powers authorized by the
Georgia Business Corporation Code.

         As to any such resolution or resolutions adopted by the Board of Directors pursuant to the authority hereby expressly vested in it, a statement setting forth a copy of such resolution or resolutions and the number of shares of such class or series shall be filed with the Secretary of State in accordance with the Georgia Business Corporation Code.

         Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation, as amended, of the Company, the Board of Directors on adopted the following resolution amending and restating the terms of the series of One Hundred Thousand (100,000) shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

         1. Designation and Amount. The shares of such series shall be designated an "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 100,000.

         2. Dividends and Distributions.

                  (i) The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the payment date of any quarterly dividend for the Common Stock, or if there should be no such payment date, then on the 45th day after the end of each fiscal quarter (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $50 or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock of the Company or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be automatically adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (ii) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (i) of this paragraph 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of


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Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $50 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (i) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be automatically adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (ii) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one voting group on all matters submitted to a vote of shareholders of the Company.

                  (iii) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Company having general voting rights as set forth herein) for taking any corporate action.


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         4. Certain Restrictions.

                  (i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                           (a) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (d) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (ii) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under subsection (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (a) to the holders of shares of stock ranking


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junior (either as to dividends or upon liquidation, dissolution or winding up)
to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be automatically adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         7. Consolidation, Merger etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         9. Rank. The Series A Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Company's preferred stock outstanding on the date hereof and to all such other series that specifically provide that they shall rank senior to the Series A Preferred Stock.

         10. Amendment. The Articles of Incorporation of the Company shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the


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Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         THIRD. A Director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability:

                  (i) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

                  (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (iii) For the types of liability set forth in ss. 14-2-831 of the Georgia Business Corporation Code; or

                  (iv) For any transaction from which the director derived an improper personal benefit.

         FOURTH. The Board of Directors shall be divided into three classes, each of which shall be as nearly equal in number as possible. At the annual shareholders' meeting in 1989, one class, consisting of five directors shall be elected for a one-year term, one class, consisting of four directors for a two-year term and one class, consisting of four directors for a three-year term. Commencing with the annual shareholders' meeting in 1990 and at each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at such annual shareholders' meeting shall be elected for a three year term. If the number of directors shall be changed, any such increase or decrease shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible. Directors may be removed by the shareholders only for cause. This Article may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of holders of at least 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors.

         FIFTH. Any action required or permitted to be taken at any annual or special meeting of the shareholders of the corporation may be taken without a meeting only if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares of the corporation entitled to vote on such action. This Article may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of holders of at least 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors.

         SIXTH. The Board of Directors shall consist of not less than ten (10) or more than sixteen (16) members. The exact number of directors shall be as fixed by resolution of the Board of Directors and may be changed from time to time within the maximum and minimum provided above, by resolution of the Board of Directors. This Article may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of holders of at least 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors.


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         SEVENTH. Special meetings of the shareholders may be called at any time by the Chairman of the Board, Vice Chairman of the Board, the President or by a majority of the Board of Directors. Special meetings of the shareholders shall be called by the President or the Secretary at the written demand of the holder or holders of not less than 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors. Written demands delivered pursuant to this Article must be signed, dated and delivered to the Secretary, and must describe the purpose or purposes of the special meeting. No action shall be taken, whether by amendment to the Articles or otherwise, to reduce the percentage of shareholders required to join in a shareholder demand for a special meeting as provided in this Article, unless such action is approved by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors.

         EIGHTH. In addition to the requirements of law, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors (whether or not the holders of such shares are present or represented at any meeting) shall be required for the following transactions:

         (A) Any plan of merger, share exchange or consolidation of the corporation with another corporation, with respect to which a shareholder vote is required by law;

         (B) Any sale, lease, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation, with respect to which a shareholder vote is required by law;

         (C) Any dissolution of the corporation;

         (D) Shareholder adoption of any amendment to, repeal of or establishment of, a by-law; or

         (E) Any amendment to, or repeal of, all or any portion of this Article Eighth;

provided, however, that if: (i) the Continuing Directors of the corporation shall, by majority vote of the Continuing Directors then in office, have adopted a resolution approving one of the enumerated matters and have determined to recommend it for approval by the holders of voting stock of the corporation; and
(ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors. For purposes of this Article Eighth, "Continuing Director" shall mean the then current members of the Board of Directors who were also members of the Board of Directors on December 7, 1987, plus any new directors whose nominations were approved by at least three quarters of the Continuing Directors in office at the time of the election of any such new directors, other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the "election or removal of the Board of Directors," as such terms are used in Rule 14a-11 of the Securities Exchange Act of 1934, as amended.


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         NINTH. All shares of stock previously or hereafter reacquired by the corporation pursuant to the power of the corporation to purchase its own shares of stock conferred generally by law shall continue to be or become treasury shares of the corporation, and shall remain such unless and until resold or canceled by action of the Board of Directors.


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         IN WITNESS WHEREOF, Flowers Industries, Inc. has caused these Third
Restated Articles of Incorporation to be executed, its corporate seal affixed and the foregoing to be attested, all by duly authorized officers on the 19th day of March, 1999.


[CORPORATE SEAL]

                                           By: /s/ Amos R. McMullian
                                               ----------------------------
                                               Amos R. McMullian
ATTEST: /s/ G. Anthony Campbell                Chairman of the Board and Chief
        -----------------------------          Executive Officer
        G. Anthony Campbell
        Secretary and General Counsel


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